Exhibit 10.4

LOAN AND SECURITY AGREEMENT

Dated as of May 6, 2022

NLCP Operating Partnership LP,

The Other Borrowers Party Hereto

The Other Loan Parties Party Hereto

XXXXXXXXXXXXXXX,

as Agent

XXXXXXXXXXXXXXX,

as Sole Lead Arranger and Sole Bookrunner

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice
Exhibit C	Closing Date Borrowing Base Report
Exhibit D	Restructuring Terms
Exhibit E	Form of Pledge and Security Agreement

Schedule 1.1	Commitments of Lenders
Schedule 1.1A	Eligible Leasing Real Properties
Schedule 8.2	Deposit Accounts
Schedule 8.3.1	Location of Books and Records
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of May 6, 2022, among NLCP Operating Partnership LP, a Delaware limited partnership (the “Company” and together with any other Person that joins this Agreement as a Borrower in accordance with the terms hereof, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and Xxxxxxxxxxxxxxx (“XXX”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.    DEFINITIONS; RULES OF CONSTRUCTION

1.1      Definitions. As used herein, the following terms have the meanings set forth below:

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Acquisition Consideration: on any date of determination with respect to any Eligible Leasing Real Property, the purchase consideration for the acquisition and all other payments, directly or indirectly, by any Obligor or any of its Subsidiaries in exchange for, or as part of, or in connection with, such acquisition, whether paid in cash or by exchange of Stock or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, Contingent Acquisition Consideration and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Corruption Laws: means any law of any jurisdiction applicable to any Borrower, Guarantor or their respective Affiliates or Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Terrorism Laws: any law of any jurisdiction applicable to any Borrower, Guarantor or their respective Affiliates or Subsidiaries relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: one percent (1.00%).

Applicable Prepayment Premium: means, as of any date of determination, an amount equal to (i) during the period from the Closing Date up to (but not including) the twelve month anniversary from the Closing Date (the “First Anniversary Date”), 1% times the Revolver Commitment on the date immediately prior to the date of determination and (ii) $0 at all times on and after the First Anniversary Date.

Appraised Value: means, with respect to any Eligible Leasing Real Property, the “as is” market value for non-cannabis use (the “As-is Value”) as set forth in the appraisal report of an Approved Appraiser that conducted the appraisal described in such appraisal report (it being understood that if such appraisal report provides a range of values for the As-is Value, the Appraised Value will be the midpoint of the range of As is Values set forth in such appraisal report), which appraisal shall be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Approved Appraiser: an independent appraiser selected by Agent in accordance with bank regulatory laws and regulations and Agent’s own internal policies.

Approved Fund: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Collateral, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Attributable Indebtedness: means, as of any date of determination, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Availability: the Borrowing Base minus Revolver Usage.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: means the Prime Rate quoted in the Wall Street Journal (Western Edition) which is based on the base rate on corporate loans at large U.S. money center commercial banks, in the event the Wall Street Journal ceases to publish the Prime Rate, the base, reference or other rate then designated by XXX for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto (and, if any such announced rate is below zero, then the rate determined shall be deemed to be zero). The effective interest rate applicable to Loans shall change on the date of each change in the Wall Street Journal Prime Rate.

Beneficial Ownership Certification means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Lender.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for Property; (b) capital leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option.

Borrowing Base: (A) Prior to the Borrowing Base Remargining Date, on any date of determination, an amount equal to fifty percent (50%) of the sum of (i) the aggregate Acquisition Consideration plus (ii) Improvement Costs for all Eligible Leasing Real Property and (B) on and after the Borrowing Base Remargining Date, on any date of determination, an amount equal to sixty five percent (65%) of the Appraised Value of all Eligible Leasing Real Property.

Borrowing Base Remargining Date: as defined in Section 5.3.

Borrowing Base Report: a report of the Borrowing Base, in form and substance satisfactory to Agent.

Business Day: any day other than a Saturday or a Sunday or any day on which commercial banks in Los Angeles, California, are authorized or required to close.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year and which are capital expenditures as determined in accordance with GAAP.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to with respect to any inchoate, contingent or other Obligations, Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by XXX or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by XXX or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: the occurrence, after the date hereof, of any of the following:

(a)          during any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors of the Parent (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office;

(b)       any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Parent equal to at least fifty percent (50%) who did not hold such beneficial ownership as of the date of this Agreement or there is consummated a merger, consolidation or similar transaction (directly or indirectly) involving the Parent if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Parent immediately prior to such transaction do not own, directly or indirectly, outstanding equity securities representing more than 50% of either the combined outstanding voting power or the fair market value of the outstanding equity securities of the surviving entity (or the parent of the surviving entity); or

(c)         Parent shall fail to own more than fifty percent (50%) of the limited partner interests of the Company, shall fail to own such interests in the Company free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of the Company; or

(d)          Company shall cease to own 100% of the Equity Interests of each Subsidiary Guarantor.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto; provided that the amount of any “Claim” in respect of an award for damages shall be limited to the amount of any direct damages (as opposed to consequential damages) suffered by the relevant Indemnitee in respect of such Claim.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1 and all Property in which a security interest has been created pursuant to any Security Documents as security for any Obligations. It is understood and agreed that Collateral will include all Eligible Leasing Real Property and any other Real Estate in respect of which Agent holds Security Instruments executed by the an Obligor and which has not been released as Collateral by Agent (even if such Real Estate has become ineligible for purposes of the Borrowing Base).

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. Commitments means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Competitor: (a) any Person that is a REIT or an operating company directly and primarily engaged in substantially similar business operations as the Borrower or its Subsidiaries or (b) any Person (including a private equity fund or hedge fund) that holds a controlling interest in one or more Persons described in the foregoing clause (a) (it being acknowledged and agreed that such Person referenced in this clause (b) shall no longer be a Competitor at the time such controlling interest is no longer held).

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Acquisition Consideration: any earnout obligation or similar deferred or contingent obligation of a Borrower or any of its Subsidiaries incurred or created in connection with any Acquisition and/or any acquisition of Property by any Obligor and/or its Subsidiaries.

Contingent Obligation: (a) any obligation, contingent or otherwise, of a Person arising from a guaranty, indemnity, having the economic effect of guaranteeing any Debt or other obligation, or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another Person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (i) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (ii) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (iii) arrangement (A) to purchase any primary obligation or security therefor, (B) to supply funds for the purchase or payment of any primary obligation, (C) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (D) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (E) to enter into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)         net obligations of such Person under any Swap Contract;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)         indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)         all Attributable Indebtedness;

(g)         all obligations of such Person in respect of Disqualified Equity Interests; and

(h)         all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Debt of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Debt) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

Debt Service means for any period the sum of all regularly scheduled principal and interest payments due and payable in cash on all Debt of the Borrowers and their Subsidiaries for such period.

Debt Service Coverage Ratio means the ratio, as of any date, of (a) EBITDA of Borrowers and their Subsidiaries for the four fiscal quarters ended most recently as of such date, to (b) Debt Service for the four fiscal quarters ended most recently as of such date.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 5% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement satisfactory to Agent covering an Operating Account entered into by an Obligor, the Agent and the Depositary Bank, to perfect Agent’s Lien on such account.

Depositary Bank: Xxxxxxxxxxxxxxx in its capacity as the bank maintaining an Operating Account for the relevant Obligor.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Disbursement Instructions: means disbursement instructions, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.

Disqualified Equity Interest means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Commitment Termination Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

Dollars: lawful money of the United States.

EBITDA means, with respect to any fiscal period and with respect to Borrowers, determined in each case, on a consolidated basis in accordance with GAAP, net income (or loss), before interest expense, taxes, depreciation, amortization, reserves for current expected credit losses, stock compensation, unrealized gains or losses on loans held at fair value and other non-cash items, in each case for such fiscal period.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund; (b) a Person approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion; provided that notwithstanding the foregoing, in no event shall any of the foregoing be an Eligible Assignee: (i) any Person described in the first sentence of Section 13.3.3 or (ii) solely if no Specified Event exists, any Competitor.

Eligible Leasing Real Property: means Leasing Real Property set forth on Schedule 1.1A and, subject to the satisfaction of the conditions set forth in Section 8.4.1 and written notice by the Agent to the Borrower Agent that it approves such Leasing Real Property as an Eligible Leasing Real Property, any Additional Collateral Property; provided that upon and following the occurrence of an Eligible Leasing Real Property Trigger Event with respect to any Eligible Leasing Real Property, such Eligible Leasing Real Property shall not constitute an Eligible Leasing Real Property until such Eligible Leasing Real Property Trigger Event ceases to exist, at which time such Eligible Leasing Real Property shall automatically and without any further action of the Agent or any Lender be reinstated as an Eligible Leasing Real Property, unless the Agent provides notice to the Borrower within ten Business Days thereafter that such Eligible Leasing Property shall not be reinstated as an Eligible Leasing Real Property.

Eligible Leasing Real Property Trigger Event: with respect to any Eligible Leasing Real Property, (i) any amounts owing under the applicable Lease are more than thirty (30) days past due under the terms thereof, (ii) any default under the applicable Lease that would result in or permit the termination of such Lease by any party thereto under Applicable Law shall exist; and (iii) the tenant of such Leasing Real Property has either failed to obtain any Local Regulatory Permit or State License required for the lawful conduct of such tenant’s Cannabis-related (as such term is defined in the Rider) use at such Leasing Real Property or any Local Regulatory Permits or State License required for the lawful conduct of such tenant’s Cannabis-related (as such term is defined in the Rider) use at such Leasing Real Property has lapsed.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environment: soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, cultural and historic resources, and any other environmental medium or natural resource.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the Environment, including CERCLA, RCRA and CWA.

Environmental Liability: any claim, demand, obligation, cause of action, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, diminution in value or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the presence or use of Hazardous Substances, the violation or alleged violation of any Environmental Law, or the imposition of any Environmental Lien.

Environmental Lien: a Security Interest in favor of any Person for: (a) any liability under an Environmental Law; or (b) damages arising from or costs incurred by such Person in response to any actual or threatened Environmental Release.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or Hazardous Substances, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Report: the Phase I Environmental Site Assessment prepared by a Person in compliance with a current standard issued by ASTM International.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equipment: means all furniture, fixtures, equipment and personal property owned by any Borrower and located or to be located in or on, and used in connection with the management, maintenance or operation of, the Eligible Leasing Real Property.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

XXX Indemnitees: XXX and its officers, directors, employees, Affiliates, agents and attorneys.

Event of Default: as defined in Section 11.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Extraordinary Expenses: subject to Section 14.2, all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid by Agent to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) charged to XXX on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Fronting Exposure: a Defaulting Lender’s interest in Protective Advances and Swingline Loans, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, the full and cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans are terminated.

Fund: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: Parent and each Subsidiary Guarantor.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hazardous Substances: any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or man-made, that (i) is classified as hazardous, acutely hazardous, or toxic, or using words of similar import or regulatory effect under Environmental Laws and (ii) any petroleum or petroleum-derived products (including crude oil or any fraction thereof).

Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Improvement Costs: in relation to any Eligible Leasing Real Property, the amount of Capital Expenditures incurred by an Obligor in connection with (i) developing any such Eligible Leasing Real Property, (ii) the purchase of Equipment on such Eligible Leasing Real Property, (iii) the cost of remodeling an existing building or other structure on such Eligible Leasing Real Property (including design fees, demolition, construction and permitting), and (iv) the cost of constructing any building or other structure located on such Eligible Leasing Real Property.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, and XXX Indemnitees.

Indemnity: the Environmental Indemnification Agreement dated as of the Closing Date executed by the Obligors, as the same may be amended, supplemented or modified from time to time.

Initial Interest Period: the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

Initial Loan Rate: means the five and sixty-five one-hundredths percent (5.65%).

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Lease(s): means any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in Eligible Leasing Real Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

Leasing Real Property: means real property and improvements owned in fee simple by an Obligor and being prepared for leasing or being leased by such Obligor.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a "Lender" pursuant to an Assignment, including any Lending Office of the foregoing.

Lender Group Expenses: means to the extent payable reimbursable or indemnified by the Obligors under the Loan Documents, all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Obligor or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lenders, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the administration or enforcement of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Obligor or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Obligor, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 10.1.1 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lenders’ relationship with any Obligor or any of its Subsidiaries, (i) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligor or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Agent and Borrower Agent.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a licensor’s Intellectual Property rights, the licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Liquidity: with respect to any Persons, the cash and Cash Equivalents of such Peron that are not, in each case, subject to any Lien or otherwise restricted in any manner, excluding unfunded Capital Expenditure commitments unless covered by the proposed line of credit availability.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan to Value Requirement: means as of any date, the requirement that (i) the sum of the Revolver Usage plus the lesser of: (A) the remaining unfunded amount of the Commitment and (B) Availability shall be less than (ii) sixty-five percent (65%) of the Appraised Value of the Eligible Leasing Real Property in the Borrowing Base, in each case as determined by Agent based upon the most recent appraisal, provided that the relevant appraisal establishing the Appraised Value is obtained no earlier than 30 days prior to such date of calculation.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or would be reasonably expected to have a material adverse effect on (i) the business, operations, Properties, or financial condition of the Obligors, taken as a whole, (ii) the value of the Collateral taken as a whole, (iii) the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral, or (iv) the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (b) results in a material impairment of the enforceability of Agent’s Liens with respect to all or a material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt.

Material Indebtedness: any Debt for Borrowed Money (other than the Obligations) or Hedging Agreement of any Obligor having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $1,000,000 or more.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Notice of Borrowing: a request by Borrower Agent for a Borrowing of Revolver Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) interest on the Loans (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents), (c) Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and (e) other Debts, obligations, liabilities, guaranties of any kind owing by Obligors arising out of, under, pursuant to, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Obligor is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

Obligor: each Borrower and each Guarantor.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Operating Account: means the account maintained by each Borrower or other Obligor with XXX into which the gross revenues from all or a portion of the Eligible Leasing Real Property are deposited and which are under the exclusive control of XXX for withdrawal purposes.

Operating Expenses: means, for any period, the total of all expenditures incurred by each Borrower, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Leasing Real Property, which expenditures are incurred on a regular monthly or other periodic basis (including such expenses paid less often than monthly, such as real estate taxes and insurance), including utilities, ordinary repairs and maintenance, insurance, license fees, Taxes, advertising expenses, management fees, payroll and related taxes, computer processing charges, and other similar costs.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each fee letter, Lien Waiver, Disbursement Instructions, Indemnity, Borrowing Base Report, Compliance Certificate or any note, instrument or agreement (other than this Agreement or a Security Document) now or hereafter executed and delivered by an Obligor to Agent or a Lender pursuant to this Agreement, any Guaranty, the Pledge and Security Agreement or any Security Instruments.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: means, at any time, the Revolver Usage exceeds the Borrowing Base.

Parent: means NewLake Capital Partners, Inc.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Lien: as defined in Section 10.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledge and Security Agreement: that certain Pledge and Security Agreement dated as of the date hereof between the Subsidiary Guarantors on the Closing Date and the Agent for the benefit of the Secured Parties, and thereafter any Pledge and Security Agreement between a Subsidiary of the Company that becomes a Subsidiary Guarantor after the Closing Date and the Agent for the benefit of the Secured Parties, in each case, substantially in the form of Exhibit E.

Pro Rata Share: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans by the aggregate outstanding Loans or, if all Loans have been paid in full, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations. The term “Pro Rata” or “Pro Rata basis” refers to the allocation or distribution to the Lenders in accordance with their Pro Rata Shares.

Project Financing Statement: the UCC-1 financing statements required by Agent in connection with the establishment and maintenance of the Revolver Loans.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect and has not resulted in forfeiture or sale of any assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: (a) the Refinancing Debt is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; (g) upon giving effect to it, no Default or Event of Default exists; and (h) it is not on terms and conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lenders.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b).

REIT: a “real estate investment trust” for U.S. federal income tax purposes.

Report: as defined in Section 12.2.3.

Required Lenders: two or more unaffiliated Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) after termination of the Revolver Commitments, the aggregate outstanding Loans or, upon Full Payment of all Loans, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan by the Lender that funded the applicable Loan.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date and (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts (i) the right of any Obligor to repay Borrowed Money or (ii) the right of any Subsidiary Guarantor to incur Borrowed Money or to grant Liens on any Collateral, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: any loan made pursuant to Section 2.1 or as a Swingline Loan.

Revolver Termination Date: May 6, 2027.

Revolver Usage: the aggregate amount of outstanding Revolver Loans.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanction: any economic or trade sanctions program or embargo administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

Sanctioned Entity: (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

Sanctioned Person: means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person “owned” or “controlled” (within the meaning of OFAC), individually or in the aggregate, by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

Secured Parties: Agent and Lenders.

Security Documents: the Guaranties, the Pledge and Security Agreement, the Security Instruments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Security Instrument: any mortgage, deed of trust, deed to secure debt with assignment of leases or similar security agreement, executed and delivered by an Obligor as security for the Obligations which encumbers the Eligible Leasing Real Property, as the same may be amended, restated, supplemented or modified from time to time.

Security Interest: any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise.

Senior Officer: the president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Event: (i) an Event of Default under Sections 11.1(a), 11.1(c) but solely to the extent of a violation of Section 10.3, or 11.1(j) or (ii) the acceleration of the Obligations.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Stock: (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: with respect to any Person, a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.

Subsidiary Guarantor: any Guarantor that is a Subsidiary of Borrower.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swap Termination Value means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent's funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unintentional Overadvance: as defined in Section 5.2.

Unused Line Fee: as defined in Section 3.2.1.

Unused Line Fee Rate: a per annum rate equal to 0.25%, if average daily Revolver Usage is less than 35% of the Revolver Commitments at the end of each six month period after the Closing Date.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2      Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3      Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4      Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person exercised at any time. All references to Appraised Value, Borrowing Base components, Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and calculated in accordance with this Agreement. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2.    CREDIT FACILITIES

2.1      Revolver Commitment.

2.1.1    Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2    Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3    [Reserved].

2.1.4    Termination of Revolver Commitments.

(a)    The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least (i) 10 Business Days prior written notice to Agent at any time prior to the First Year, Borrowers may terminate the Revolver Commitments and this credit facility provided that Borrowers shall pay to Agent, in cash, the Applicable Prepayment Premium, measured as of the date of such termination; and (ii) 10 Business Days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable, provided that notwithstanding the forgoing, (i) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Debt if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (ii) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

(b)    [Reserved].

2.1.5    [Reserved].

2.1.6    Protective Advances. Agent shall be authorized, in its discretion, at any time after the occurrence and during the continuance of a Default or an Event of Default and notwithstanding that any conditions in Section 6 are not or cannot be satisfied, to make Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $10,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7    Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Revolver Commitments, including a closing fee equal to 0.75% times the total increased amount of the Revolver Commitment, which fee shall be fully earned and due and on the date of each such increase in Revolver Commitment pursuant to this Section 2.1.7, (b) total increases under this Section do not exceed $70,000,000 and no more than 5 increases are made, and (c) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under any Subordinated Debt agreement. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.3 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of such commitments.

2.2      [Reserved].

2.3      [Reserved].

SECTION 3.    INTEREST, FEES AND CHARGES

3.1      Interest.

3.1.1    Rates and Payment of Interest.

(a)    The Obligations shall bear interest as follows: (i) during the Initial Interest Period at the Initial Loan Rate and (ii) during the period commencing on the first day immediately after the Initial Interest Period through and including the Revolver Termination Date, at the greater of: (i) Base Rate in effect from time to time plus the Applicable Margin and (ii) 4.75%.

(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)    Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.

3.1.2    Late Charges. To the extent permitted by applicable laws, the Agent or the Required Lenders shall have the right to assess, and the Borrowers shall pay, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to the greater of Five Dollars ($5.00) or six percent (6%) of the amount not timely paid.

3.1.3    [Reserved].

3.1.4    [Reserved].

3.2      Fees.

3.2.1    Unused Line Fee. Commencing on the date that is 6 months after the Closing Date (the “Initial ULF Date”), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage commencing on the Initial ULF Date and on May 31 and November 30 of each year thereafter (each an “ULF Payment Date”). Such fee shall be due and payable on each ULF Payment Date with respect to the six month period then ended. Notwithstanding the foregoing, if at all times during the six months prior to a ULF Payment Date the Obligors maintained not less than $10,000,000 in one or more deposit accounts maintained with one or more Lenders, then the Unused Line Fee due on such ULF Payment Date shall be waived.

3.2.2    Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3      Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4      Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5      Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund the Loan (or to charge interest or fees with respect thereto), shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay the applicable Loan. Upon any such prepayment, Borrowers shall also pay accrued interest on the amount so prepaid.

3.6      [Reserved].

3.7      Increased Costs; Capital Adequacy.

3.7.1    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2    Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans, or participations in Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3    [Reserved].

3.7.4    Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender notifies Borrower Agent of the applicable Change in Law and of such Lender’s intention to claim compensation therefor.

3.8      Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9      [Reserved].

3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.    LOAN ADMINISTRATION

4.1      Manner of Borrowing and Funding Revolver Loans.

4.1.1    Notice of Borrowing.

(a)    To request Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing by 11:00 a.m. on the requested funding date, in the case of Revolver Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount and (B) the requested funding date (which must be a Business Day).

(b)    Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses) shall be deemed to be a request for a Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)    If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2    Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Loan. Each Lender shall fund its Pro Rata Share of a Borrowing in immediately available funds by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. A Lender may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3 which Agent has disbursed to Borrowers is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3    Swingline Loans; Settlement.

(a)    To fulfill any request for a Base Rate Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b)    Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to any existing Unintentional Overadvance or Swingline Loan, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Unintentional Overadvances and Swingline Loans outstanding from time to time until settled. If an Unintentional Overadvance or a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan relating to such Unintentional Overadvance or Swingline Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.2      Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans (including existing Swingline Loans and Protective Advances), Agent may in its discretion reallocate Pro Rata Shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.

4.2.3    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers and Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata Shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by Borrowers and Agent, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3      [Reserved].

4.4    Borrower Agent. Each Borrower hereby designates NLCP Operating Partnership LP, a Delaware limited partnership (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5      One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6     Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.4, 3.7, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.    PAYMENTS

5.1      General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, except as required by Applicable Law, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Payments shall be applied in accordance with Section 5.6.

5.2     Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Upon the occurrence of a Change of Control, the Revolver Commitments shall be terminated and the Revolver Loans shall be due and payable in full on or before the occurrence of such Change of Control, without prepayment or penalty. In the event that Agent or any Borrower determines that an Overadvance exists prior to an advance, it will notify the other party hereto of such determination, and Borrowers must, within 10 days following demand made to Borrower Agent by Agent, repay the Revolver Loans in an amount sufficient to reduce the Revolver Usage to the Borrowing Base or provide such additional Eligible Leasing Real Property in order to return the Revolver Usage to the Borrowing Base; provided that notwithstanding the foregoing, if an Overadvance is solely the result of Leasing Real Property that was included in the Borrowing Base becoming ineligible (an “Unintentional Overadvance”), then (i) the Lenders authorize Agent to continue, and the Lenders will continue to, make Revolver Loans (each an “Agent Overdvance”) to Borrowers notwithstanding the existence of such Unintentional Overadvance, so long as (A) after giving effect to such Revolver Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 20% of the Borrowing Base, and (B) after giving effect to such Revolver Loans, the outstanding Revolver Usage does not exceed the Revolver Commitments of the Lenders, and (ii) if the Agent fails to approve an additional Leasing Real Property proposed by Borrower for inclusion in the Borrowing within 15 days following such demand for repayment made to Borrower Agent, then Borrower Agent and Agent shall negotiate in good faith to agree on a plan (a “Plan”) to cure such Overadvances within 45 days after the initial 15 day period referenced above through adding an additional Leasing Real Property to the Borrowing Base (including taking the steps required to cause such Leasing Real Property to become an Eligible Leasing Real Property) and/or repaying Loans, and following agreement by Borrower Agent and Agent on the Plan, the Borrower shall execute such Plan in accordance with its terms or, if no agreement by Borrower Agent and Agent is reached on the Plan, cure such Overadvances within 45 days after the initial 15 day period referenced above. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 5.2, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may to the extent permitted thereunder make a Protective Advance pursuant to and in accordance with Section 2.16 and provide notice as promptly as practicable thereafter. Each Unintentional Overadvance shall be deemed to be a Revolver Loan hereunder. Prior to settlement of any Agent Overadvance or any Protective Advance made by Agent pursuant to the preceding sentence, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Lender shall be obligated to settle with Agent as provided in Section 4.1.3 for the amount of such Lender’s Pro Rata Share of any Unintentional Overadvance.

5.3      Loan to Value Ratio; Remargining. From and after the Borrowing Base Remargining Date (as defined below), each Borrower shall, and shall cause each Subsidiary Guarantor, to comply with the Loan to Value Requirement. In the event that (i) the Agent obtains appraisals of all Eligible Leasing Real Properties that indicates the Appraised Values thereof following the occurrence and during the continuance of an Event of Default and the Appraised Values of the Eligible Leasing Real Properties indicate that the Loan to Value Requirement is not satisfied and (ii) Borrowers’ Debt Service Coverage Ratio is less than 1.40 to 1.00, Borrowers agree to, within 10 days after written notice from Agent to Borrower Agent (the date with respect to the first such written notice from the Agent that is the earlier of (i) the last day of such ten day period, and (ii) the date the Borrower makes such prepayment or provides such Additional Collateral Property, the “Borrowing Base Remargining Date”), prepay such amount of principal necessary to bring the Loan into compliance with the Loan to Value Requirement, along with any and all other costs and expenses which Borrowers are required to pay in connection with a prepayment of the Loan, which prepayment will be applied in accordance with Section 5.6 or provide such Additional Collateral Property in accordance with Section 8.4.1, in order to bring the Loan into compliance with the Loan to Value Requirement.

5.4      Payment of Other Obligations. Obligations other than Loans, including and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5      Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6      Application and Allocation of Payments.

5.6.1    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.

5.6.2    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)    second, to all other amounts owing to Agent, including Swingline Loans and Protective Advances, and participations that a Defaulting Lender has failed to settle or fund;

(c)    third, to all Obligations constituting fees, indemnification, costs or expenses owing to Lenders;

(d)    fourth, to all Obligations constituting interest;

(e)    fifth, to all Loans; and

(f)    last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category.

5.6.3    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7      [Reserved].

5.8      Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9      Taxes.

5.9.1    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its Permitted Discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3    Tax Indemnification.

(a)    Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)    Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.9.4    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.9.5    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10    Lender Tax Information.

5.10.1    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)    Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent and Borrower Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BENE; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent and Borrower Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner satisfactory to Agent and Borrower Agent;

(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Borrowers or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request by the Borrowers or the Agent, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11    Nature and Extent of Each Borrower’s Liability.

5.11.1    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2    Waivers.

(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)    Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3    Extent of Liability; Contribution.

(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b)    If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)    Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans to a Borrower based on that calculation.

(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.    CONDITIONS PRECEDENT

6.1      Conditions to Closing and Boarding. In addition to the conditions set forth in Section 6.2 and Section 6.3, Lenders shall not be required to fund any requested Loan or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)    Borrowers shall deliver to Agent all Leases in respect of the Eligible Leasing Real Property listed on the Closing Date Borrowing Base Report signed by the landlord and tenant thereunder, which shall be satisfactory to Agent in form and substance;

(b)    Each of this Agreement, each Guaranty, the Pledge and Security Agreement, each Deposit Account Control Agreement with respect to each Operating Account shall have been duly executed and delivered to Agent by each of the signatories thereto.

(c)    Agent shall have received UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens, and copies for filing of UCC‑1 financing statements in form and substance satisfactory to Agent the filing of which are necessary to perfect its Liens in the Collateral which can be perfected by the filing thereof.

(d)    Agent shall have received duly executed agreements establishing each Operating Account and related lockbox, in form and substance, satisfactory to Agent.

(e)    Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of the Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Obligors, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct.

(f)    Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g)    Agent shall have received a written opinion of counsels to the Obligors (including Hunton Andrews Kurth LLP) in form and substance reasonably satisfactory to Agent.

(h)    Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i)    Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2021.

(j)    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k)    Agent and Lenders shall have received the documentation and other information so requested in connection with applicable “know your customer” and Anti-Terrorism Laws, rules and regulations, including the Patriot Act;

(l)    If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower must deliver a Beneficial Ownership Certification in relation to such Borrower;

(i)    All other agreements, documents and/or exhibits which may be required, in Agent’s and each such Lenders’ judgment, to assure compliance with the requirements of this Agreement and the other Loan Documents.

6.2      Conditions Precedent to the Initial Advance. Agent and Lenders will make the initial advance only after the following conditions precedent are satisfied or waived as determined by Agent and Lenders:

(a)    Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance, in all material respects, with the Loan Documents.

(b)    Agent shall have received a Borrowing Base Report as of the date of the initial advance.

(c)    Borrowers must provide to Agent, in form and substance reasonably acceptable to Agent, the Security Instruments in respect of the Eligible Leasing Real Property set forth in the Borrowing Base Report dated as of the date of the initial advance.

(d)    Borrowers must provide to Agent, in form and substance reasonably acceptable to Agent, the Environmental Reports relating to each of the Eligible Leasing Real Properties, addressed to and actually received by the Obligors. Borrowers must also provide copies of all environmental documents prepared, adopted, certified or filed by or with any Governmental Authority in connection with the Eligible Leasing Real Property, including any initial study or environmental impact report, prepared, adopted, certified or filed by or with any Governmental Authority.

(e)    Agent must have received evidence that the Eligible Leasing Real Property is subject to no prior Lien, excepting only Permitted Liens; and

(f)    Agent has received subordination, nondisturbance and attornments executed by the relevant Obligors with respect to the Leases relating to the Eligible Leasing Real Property set forth in the Borrowing Base Report dated as of the date of the initial advance, in form and substance satisfactory to Agent.

6.3      Conditions Precedent to All Credit Extensions. Agent and Lenders shall in no event be required to make any Loan hereunder, if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)    No Default or Event of Default exists;

(b)    The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except for representations and warranties that relate solely to an earlier date);

(c)    All conditions precedent in any Loan Document are satisfied;

(d)    No event has occurred or circumstance exists that has or would reasonably be expected to have a Material Adverse Effect; and

(e)    As of the date immediately prior to an advance and after giving effect to an advance, the Loan does not result in Overadvance.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

SECTION 7.    COLLATERAL

7.1      Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following personal Property of such Borrower whether now owned or hereafter acquired, and wherever located:

(a)    all Operating Accounts;

(b)    All Equity Interests representing an ownership interest in any Subsidiary Guarantor;

(c)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of each of the foregoing clauses; and

(d)    all books and records pertaining to the foregoing.

7.2      Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Operating Accounts or Equity Interest in a Subsidiary Guarantor and, upon Agent’s reasonable request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral (subject to Permitted Liens), including obtaining any appropriate possession or control agreement. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.3    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.4      Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.    COLLATERAL ADMINISTRATION

8.1      Borrowing Base Reports. Within 30 days of the end of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Upon notice to the Borrower Agent, Agent may from time to time adjust such report to the extent any information or calculation set forth therein does not comply with this Agreement.

8.2      Deposit Accounts. Schedule 8.2 shows all Operating Accounts maintained by Borrowers. Each Borrower shall take all actions necessary to establish Agent’s first priority Lien on each Operating Account. An Obligor shall be the sole account holder(s) of each Operating Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Operating Accounts or any Property deposited therein. Borrowers shall promptly notify Agent of any opening or closing of an Operating Account, and with the consent of Agent, will amend Schedule 8.2 to reflect same.

8.3      Eligible Leasing Real Property.

8.3.1    Records and Schedules of Eligible Leasing Real Property . Each Borrower must, and must cause each Subsidiary Guarantor to, set up and maintain accurate and complete books, accounts and records pertaining to each Leasing Real Property in a manner reasonably acceptable to Agent, and the location of such books and records and the books and records described in clause (b) of Section 7.1 is set forth on Schedule 8.3.1. Each Borrower will, and will cause each Subsidiary Guarantor to, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to permit representatives of Agent to have free access to and to inspect and copy such books, records and contracts of each Borrower and Subsidiary Guarantor and, to the extent the relevant Obligor is permitted under the relevant Lease to so inspect, to inspect the Eligible Leasing Real Property and to discuss each Borrower’s and each Subsidiary Guarantor’s affairs, finances and accounts with any of its principal officers, all at such times and as often as may reasonably be requested. Any such inspection by Agent is for the sole benefit and protection of Agent, and Agent has no obligation to disclose the results thereof to each Borrower, each Subsidiary Guarantor, or to any third party.

8.4      Changes in Borrowing Base Assets. Each Borrower shall have the ability to add new Leasing Real Property (each a “Additional Collateral Property”), subject to Agent’s approval, and upon the satisfaction of each of the following conditions precedent.

8.4.1    Additions to Borrowing Base. Each Borrower shall have the ability to add new Leasing Real Property at any time upon the satisfaction of each of the following conditions precedent:

(a)    Such Additional Collateral Property shall constitute Eligible Leasing Real Property as of the Addition Effective Date (as defined below);

(b)    Borrowers shall provide Agent with ten (10) Business Days written notice prior notice of the proposed addition (an “Addition Notice”), and such notice shall specify the effective date of such addition (the “Addition Effective Date”) of such Borrower’s desire to add Additional Collateral Property and include: (i) the identity of the tenant of the lease with respect to such Additional Collateral Property, (ii) a complete and correct copy of the Lease with respect to such Additional Collateral Property signed by the landlord and tenant thereunder, (iii) a certification by the Borrower Agent that amounts owing under the Lease with respect to such Additional Collateral Property are not more than thirty (30) days past due under the terms thereof, (iv) the results of a title search performed not more than 30 days prior to the Addition Effective Date showing that such Additional Collateral Property is not subject to any prior Liens other than Permitted Liens, (v) Environmental Reports with respect to such Additional Collateral Property addressed to and actually received by the applicable Obligor, (vi) copies of all environmental documents prepared, adopted, certified or filed by or with any Governmental Authority with respect to Additional Collateral Property, including any initial study or environmental impact report, prepared, adopted, certified or filed by or with any Governmental Authority, (vii) the deed for the applicable Additional Collateral Property, and (viii) copies of all applicable licenses required for the tenant to operate on Additional Collateral Property;

(c)    the Agent shall have received a Borrowing Base Report as of the Addition Effective Date which shall include any Leasing Real Property being added to the Borrowing Base on the Removal Effective Date, and exclude any Leasing Real Properties being removed from the Borrowing Base on the Addition Effective Date and;

(d)    As of the Addition Effective Date, the applicable Additional Collateral Property must be vested as a fee simple interest, free of liens and encumbrances (other than Permitted Liens), in the name of an Obligor;

(e)    the Agent shall have received on or before the Addition Effective Date a duly executed original of a Security Instrument in recordable form covering such Additional Collateral Property

(f)    the applicable Obligor shall execute and deliver to Agent on or before the Addition Effective Date an environmental indemnity agreement substantially in the form of the Indemnity and completed in a manner reasonably satisfactory to the Agent with respect to such Additional Collateral Property;

(g)    for each Additional Collateral Property, the Borrowers shall provide evidence on or before the Addition Effective Date of compliance with Section 10.1.18 in respect of such Additional Collateral Property;

(h)    if the Subsidiary that owns such Additional Collateral Property is not a Subsidiary Guarantor at the time of the Addition Notice, such Subsidiary shall become a Subsidiary Guarantor under the Loan Documents and deliver a Guaranty, Pledge and Security Agreement and other documents reasonably requested by Agent prior to the Addition Effective Date; and

(i)    If the Additional Collateral Property is to be added on or after the Borrowing Base Remargining Date, Agent shall have received, reviewed and approved a written appraisal for the Additional Collateral Property prepared in conformance with the Lenders’ requirements, confirming to the satisfaction of Agent that Obligors will comply with the Loan to Value Requirements after such property is added to the Borrowing Base.

8.4.2    Removal of Leasing Real Property from the Borrowing Base.

Each Borrower may remove Leasing Real Property from the Borrowing Base or release a Security Instrument on any Business Day upon satisfaction of the following conditions (the “Removal Conditions”):

(a)    Borrowers shall provide Agent with at least five (5) Business Days’ prior notice of the proposed removal or release (a “Removal Notice”), and such notice shall specify the effective date of such removal (the “Removal Effective Date”) and include a description of such Leasing Real Property;

(b)    the Agent shall have received a Borrowing Base Report as of the Removal Effective Date which shall exclude such Leasing Real Property and any other Leasing Real Properties being removed from the Borrowing Base on the Removal Effective Date and shall include any Leasing Real Property being added to the Borrowing Base on the Removal Effective Date;

(c)    No Default or Event of Default exists;

(d)    No Overadvance exists after giving effect to (i) the exclusion of such Leasing Real Property and any other Leasing Real Properties being removed from the Borrowing Base on the Removal Effective Date and (ii) the addition of any Leasing Real Property being added to the Borrowing Base on the Removal Effective Date; and

(e)     The representations and warranties of each Obligor in the Loan Documents shall be true and correct (except for representations and warranties that relate solely to an earlier date).

Upon the satisfaction of the Removal Conditions with respect to any Leasing Real Property, the Agent will, at the applicable Obligor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Obligor such documents as such Obligor shall reasonably request to terminate and evidence the termination of (i) the Security Instrument covering such Leasing Real Property, and (ii) the security interest granted by the Borrowers hereunder in the Equity Interests in the Subsidiary Guarantor that owns such Leasing Real Property and the security interest granted in the other assets of the Subsidiary Guarantor in favor of the Agent pursuant to its respective Guaranty, if the Subsidiary Guarantor that owns such Leasing Real Property ceases to satisfy the definition of Subsidiary Guarantor after giving effect to the removal of Leasing Real Property from the Borrowing Base, and in each case, deliver to the Borrower Agent all tangible Collateral, if any, being released from the Agent’s security interest that had been previously delivered by an Obligor to the Agent.

8.5      Security Instrument. Each Borrower shall cause a Security Instrument (or amendment thereto) to be executed and delivered to the Agent that encumbers any Eligible Leasing Real Property acquired by an Obligor after the Closing Date. Any such Security Instrument (including without limitation the Security Instrument delivered on or before the Closing Date) shall be retained by Agent and not recorded unless an Event of Default occurs under this Agreement or any other Loan Document. In the event of any such recordation of any such Security Instrument, (i) at the Agent’s option and sole discretion, Agent may obtain updated environmental reports, environmental impact reports, entitlement information and any other reports and other documents and information Agent deems necessary in connection with the applicable real property, in each case at the sole expense of the Borrowers.

8.6      General Provisions.

8.6.1    Defense of Title. Each Borrower shall defend its title to Collateral (except in connection with asset transfers permitted by the Loan Documents) and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.6.2    Patriot Act . Promptly following any request therefor, Borrowers shall provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Terrorism Laws, including but not limited to a Beneficial Ownership Certification form reasonably acceptable to Agent or Lender.

8.7      Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)    Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including Lease payments) that come into Agent’s possession or control; and

(b)    During an Event of Default, (i) collect, liquidate and receive balances in any Operating Accounts, and take control, in any manner, of proceeds of Collateral; (ii) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (iii) use information contained in any data processing, electronic or information systems relating to Collateral; and (iv) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1      General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Borrower represents and warrants that:

9.1.1    Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower, Guarantor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; (d) result in or require imposition of a Lien (except pursuant to the Loan Documents and other than Permitted Liens) on any Property constituting Collateral, or (e) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Obligor is a party or by which it or its properties may be bound or affected where any such breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each Obligor has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, except to the extent that any failure to have any such power, authority, permit, consent, authorization or license could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

9.1.3    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4    Capital Structure. Schedule 9.1.4 shows, as of the Closing Date for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in the Subsidiary Guarantors, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiary Guarantor.

9.1.5    Title to Properties; Priority of Liens. Each Borrower and Guarantor Subsidiary has good and marketable title to (or valid leasehold interests in) the Eligible Leasing Real Property described in the Security Instruments delivered to Agent on or before the initial advance hereunder, subject to no lien, charge, mortgage, deed of trust, restriction or encumbrance, except Permitted Liens. There are no construction, mechanics’, materialman’s or other similar Liens which have been filed for work, labor or materials affecting the Leasing Real Properties which are or may be Liens prior to, or equal or subordinate to, the Liens created by the Loan Documents.

9.1.6    Reserved.

9.1.7    Financial Statements. The consolidated balance sheet, and related statements of income, cash flow and shareholders’ equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2021, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. All factual information set forth in any notes to such financial statements taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Obligors’ industry) is true and accurate, in all material respects, on the date of such financial statements and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

9.1.8    [Reserved].

9.1.9    Taxes.

(a)    Each Borrower, Guarantor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.

(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes due and owing under Applicable Law in connection with the transfer of the Eligible Leasing Real Property to the applicable Obligor have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Eligible Leasing Real Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder. To each Borrower’s knowledge, other than Permitted Liens, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Eligible Leasing Real Property, nor are there any contemplated improvements to the Eligible Leasing Real Property that would reasonably be expected to result in such special or other assessments and which, in each case, would reasonably be expected to result in a Material Adverse Effect.

9.1.10    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with the financing transactions contemplated by the Loan Documents.

9.1.11    [Reserved].

9.1.12    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except to the extent that any failure to have any Governmental Approval could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.1.14    Compliance with Environmental Laws. Except as specifically disclosed in the Environmental Report or any other written document provided by Borrower pursuant to Sections 6.2(b) or 8.4.1(b)(v), in each case relating to an Eligible Leasing Real Property, each Borrower and each Subsidiary Guarantor: (a) has not received any Environmental Notice or otherwise learned of any Environmental Liability relating to the Leasing Real Property and the Equipment arising in connection with (i) any non-compliance with or violation of the requirements of any Environmental Law, or (ii) the Environmental Release or threatened Environmental Release of any Hazardous Substance into the environment that would reasonably be expected to have a Material Adverse Effect; (b) has no knowledge of any threatened or actual liability in connection with the Environmental Release or threatened Environmental Release of any Hazardous Substance into the Environment relating to the Leasing Real Property or the Equipment that would reasonably be expected to have a Material Adverse Effect; and (c) has not received any Environmental Notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to an Environmental Release or threatened Environmental Release of any Hazardous Substances into the Environment. No Borrower has received any notice of any violation of any Environmental Laws relating to any Eligible Leasing Real Property and Equipment that could reasonably be expected to have a Material Adverse Effect.

9.1.15    Burdensome Contracts. No Borrower or Subsidiary Guarantor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary Guarantor is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower, Guarantor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, or affecting any of the Eligible Leasing Real Property or their respective other assets, if any, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Guarantor. No Borrower or Guarantor is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower, Guarantor or Subsidiary Guarantor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any contract, except any such default, event or circumstance could not reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is obligated for the payment of any commission or other fee with respect to the purchase of any Eligible Leasing Real Property, or if such Borrower or Subsidiary is so obligated, such commission or other fee has been paid in full.

9.1.18    ERISA. No Obligor, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan, Multiemployer Plan, Multiple Employer Plan or Foreign Plan.

9.1.19    [Reserved].

9.1.20    Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21    [Reserved].

9.1.22    Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24    OFAC. No Borrower, Subsidiary or any director or officer thereof, or, to Borrower Agent’s knowledge, any employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction; provided, that if Borrower Agent obtains knowledge that any employee, agent or representative is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction, the Borrower will immediately terminate its employee, agency or representative relationship, as applicable.

9.1.25     Anti-Corruption Laws. Each Borrower and Subsidiary has conducted its business in accordance with applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.1.26    [Reserved].

9.1.27    Condemnation. No condemnation proceeding or moratorium is pending or threatened against the Eligible Leasing Real Property.

9.1.28    [Reserved].

9.1.29    Closing Date Borrowing Base Report. The Borrowing Base Report attached hereto as Exhibit C and made a part hereof by this reference (the “Closing Date Borrowing Base Report”), reflects as of the date of the initial advance, the Eligible Leasing Real Property, the relevant Subsidiaries that own each such parcel of Eligible Leasing Real Property, and the tenant in respect of each parcel of Eligible Leasing Real Property.

9.1.30    Unregistered Securities. Each Subsidiary Guarantor has not: (a) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (b) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case where the effect of such violation would constitute a Material Adverse Effect as to such Subsidiary Guarantor.

9.1.31    Leases. Borrowers’ have delivered Agent true, correct and complete copies of all Leases currently affecting the Eligible Leasing Real Property and there are no oral agreements with respect to any such Lease. Each Lease constitutes the legal, valid and binding obligation of an Obligor and the lessee thereunder, is in full force and effect and is enforceable in accordance with its terms. There are no defaults with respect to any such Lease that would permit any party thereto to terminate such Lease.

9.1.32    Beneficial Ownership. The information included in the Beneficial Ownership Certification is true and correct in all respects.

9.2     Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Obligors’ industry furnished by or on behalf of an Obligor in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents)) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Obligors’ industry) hereafter furnished by or on behalf of an Obligor in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Obligors, taken as a whole, are Solvent.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1    Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary Guarantor to:

10.1.1    Inspections; Appraisals.

(a)    Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit, inspect or conduct an appraisal, to the extent, in the case of any Leasing Real Property, the relevant Obligor is permitted to do so under the relevant Lease, visit and inspect, the Properties of any Borrower or Subsidiary Guarantor, inspect, audit and make extracts from any Borrower’s or Subsidiary Guarantor’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary Guarantor’s business, financial condition, assets, prospects and results of operations. Further each Borrower agrees that Agent and other consultants as Agent may require and their representatives will have, to the extent the relevant Obligor has such access under the relevant Lease, access to each Eligible Leasing Real Property at all reasonable times and will have the right, to the extent the relevant Obligor has such right under the relevant Lease, to enter each such Eligible Leasing Real Property and to conduct such inspections thereof as they deem necessary or desirable for the protection of Lenders’ interests. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)    Reimburse Agent for (i) all its reasonable documented out-of-pocket charges, costs and expenses in connection with the one examination per Loan Year of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate and, during the continuance of any Default or Event of Default, any other examination of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate; and (ii) during the continuance of any Default or Event of Default, appraisals of any or all of the Leasing Real Properties included in the Collateral prepared by an appraiser acceptable to Agent are initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders (provided that the Parent’s public filing of any such financial statements or reports with the SEC shall constitute delivery of such financial statements or reports to the Agent and Lenders):

(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders equity of the Parent for such Fiscal Year, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Parent and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b)    as soon as available, and in any event within 45 days after the end of each calendar quarter, a compiled consolidated balance sheet of the Parent and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such month and for the portion of the Fiscal Year then elapsed, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)    concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Company;

(d)    [reserved];

(e)    not more than 90 days following the commencement of each calendar year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f)    as soon as available, and in any event within 10 days of the expiration of any State License (as such term is defined in the Rider) or any Local Regulatory Permit (as defined in the Rider), evidence of the renewal thereof in respect of any Eligible Leasing Real Property;

(g)    [Reserved];

(h)    [Reserved];

(i)    within a reasonable period of time (taking into account the nature of the information and/or report requested, the degree of difficulty of obtaining such information or producing such report and such Obligor’s access to such information if held by or disclosure thereof is controlled by any Person other than an Obligor or Subsidiary thereof), such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in respect of the Collateral or any Obligor’s financial condition or business to the extent such Obligor is not prohibited from disclosing such information to the Agent by the terms of any confidentiality agreement in effect between an Obligor and any other Person that is not an Affiliate of an Obligor, provided that in any such case, the Borrowers will use their commercially reasonable efforts to obtain approval to share such information with Agent, and after the Closing Date, Borrowers agree to use commercially reasonable efforts to not enter into confidentiality agreements with any Person that would prohibit Borrowers from disclosing the information described in this Section 10.1.2(i);

(j)    [Reserved];

(k)    [Reserved];

(l)    as soon as available, and in any event within 30 days of the end of each month, a Borrowing Base Report in form and substance acceptable to Agent calculating the Borrowing Base, certified by the CFO or other authorized individual, of Company;

(m)    [Reserved]; and

(n)    as soon as available, and in any event within 90 days of the end of each Fiscal Year, measured annually, financial reporting for tenants or at minimum property level financial reporting for all non-public tenants as required per the Lease in connection with any Eligible Leasing Real Property.

10.1.3    Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the occurrence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Eligible Leasing Real Property owned leased or occupied by an Obligor that could reasonably be expected to have a material Adverse Effect; or receipt of any Environmental Notice; (i) [reserved]; or (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants that audit the Borrower’s financial statements.

10.1.4    [Reserved].

10.1.5    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to so comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Eligible Leasing Real Property that could reasonably be expected to have a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate action to remediate such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with financially sound and reputable insurance companies, with respect to the Leasing Real Property and business of Borrowers and Subsidiary Guarantors of such type and in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8    [Reserved].

10.1.9    [Reserved].

10.1.10    [Reserved].

10.1.11    Anti-Corruption Laws. Conduct its business in compliance in all material respects with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.1.12    Responsibility for Improvements.

(a)    Each Borrower or applicable Subsidiary Guarantor must expeditiously complete and fully pay for the construction of the each Eligible Leasing Real Property in a good and workmanlike manner and in accordance with the plans therefor, and in compliance in all material respects with Applicable Law, and any covenants, conditions, restrictions and reservations applicable thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    Each Borrower or applicable Guarantor Subsidiary must correct or cause to be corrected, within a time period required by Agent from time to time: (i) any defect in the improvements, (ii) any encroachment by any part of the improvements or any other structure located on the Eligible Leasing Real Property on any building line, easement, property line or restricted area if such defect or encroachment would constitute a breach of the Lease that would permit the Borrower or applicable Guarantor, as applicable, to terminate such Lease.

10.1.13    [Reserved].

10.1.14    Title to the Property. Each Borrower will warrant and defend the validity and priority of the Liens of the Security Instrument on the Eligible Leasing Real Property against the claims of all Persons whomsoever, subject only to Permitted Liens.

10.1.15    Use of Proceeds.

(a)    Subject to the terms and conditions of Section 2, each Obligor will not, and will not permit any of its Subsidiaries to, use the proceeds of any advance made hereunder for any purpose other than (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) for any lawful purpose that is not prohibited by this Agreement or the other Loan Documents; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws, anti-money laundering laws or Anti-Terrorism Laws.

(b)    Each Borrower will not request any advance, and will not use, and each Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents do not use, the proceeds of any advance in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Each Borrower will not, directly or indirectly, use the proceeds of the advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the advances, whether as underwriter, advisor, investor, or otherwise).

10.1.16    Subordination, nondisturbance and attornments. At the request of the Agent to the Borrower Agent made following the occurrence and during the continuance of an Event of Default, Borrower Agent shall promptly, but in any event within 10 Business Days obtain and deliver to the Agent the countersignature by the applicable tenant for each such subordination, nondisturbance and attornments in respect of Eligible Leasing Real Property previously executed by an Obligor.

10.1.17    Single Purpose Entity Provisions. Each Subsidiary Guarantors’ sole business purpose must be to own and operate the real property in which it holds a fee simple interest.

10.1.18    Leasing Real Property Accounts. Each Obligor must maintain all Eligible Leasing Real Property into which rents from tenants are paid with XXX.

10.1.19    Operating Accounts. During the term of the Loan, each Borrower will maintain the following accounts:

(a)    Operating Account. From and after the date that is 90 days after the Closing Date, each Borrower must at all times deposit, or cause to be deposited, in each case, promptly but in any event within two (2) Business Days of receipt thereof, all gross revenues from the Eligible Leasing Real Property into the Operating Account. If any Borrower or Subsidiary receives cash or Payment Items with respect to any Eligible Leasing Real Property, it shall hold same in trust for Agent and promptly into the applicable Operating Account pursuant to the terms of the preceding sentence. Withdrawals by any Borrower, or the applicable Subsidiary, from such Operating Account may be made if no Event of Default exists.

(b)    Security Agreement for Operating Accounts. Each Obligor will maintain with XXX each deposit account where proceeds from the Eligible Leasing Real Property are deposited. Each Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a first lien security interest in each of the Operating Accounts, whether now existing or hereafter established, and all funds from time to time on deposit therein. Borrowers and each Guarantor Subsidiary (if applicable) shall obtain an agreement (in form and substance satisfactory to Agent) in respect of each Operating Account, establishing Agent’s control over and Lien in the applicable Operating Account. Each Borrower will maintain, and cause each Subsidiary Guarantor to maintain, each Operating Account free and clear of any claim, lien or other encumbrance other than the security interest granted to Agent hereunder and Permitted Liens. The parties acknowledge and agree that each of the Operating Accounts is a “deposit account” within the meaning of Section 9-104 of the UCC. Agent will at all times have “control” of the Operating Accounts and all assets now or hereafter credited thereto within the meaning of Section 9-106 of the UCC or Section 9-104(a) of the UCC for purposes of maintaining its first and prior perfected security interest therein.

10.2    Negative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary Guarantor not to:

10.2.1    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)    the Obligations;

(b)    Debt set forth on Schedule 10.2.1 including any Refinancing Debt as long as each Refinancing Condition is satisfied;

(c)    unsecured trade payables incurred in the ordinary course of business which (i) are not evidenced by a note, and (ii) are outstanding not more than ninety (90) days past the date incurred; and

(d)    solely in respect of Company, any other Debt.

10.2.2    Permitted Liens. Create or suffer to exist any Lien upon any of the Collateral, except the following (collectively, “Permitted Liens”):

(a)    Liens in favor of Agent;

(b)    Purchase Money Liens securing Purchase Money Debt;

(c)    Liens for Taxes not yet due or being Properly Contested;

(d)    statutory Liens (other than Liens for Taxes) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, that do not constitute an Event of Default under Section 11.1(g);

(f)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the ordinary course of business;

(g)    Liens incurred or deposits made in the ordinary course of business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent’s Liens and are required or provided by law;

(h)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; and

(i)    any Liens affecting any Subsidiary of a Borrower that is not a Guarantor;

(j)    existing Liens shown on Schedule 10.2.2;

(k)    solely in respect of Company, any other Liens.

10.2.3    [Reserved].

10.2.4    Distributions. Declare or make any Distributions to any Person that is not an Obligor in any calendar quarter, except for: (a) Distributions made or declared if no Event of Default arising from the Borrowers’ failure to comply with Section 10.3 or an Event of Default Section 11.1(a) or 11.1(j) shall exist immediately before making or declaring such Distribution or would result therefrom, (b) such Distribution is a dividend by the Borrower payable in additional shares of its common stock; (c) such Distribution is made or declared by a Subsidiary Guarantor to Borrower, and (d) such Distribution is required to maintain such Borrower’s legal status as a REIT. Notwithstanding the foregoing or anything in this Agreement or any of the other Loan Documents to the contrary, and notwithstanding that an Event of Default may have occurred, each of the Guarantors shall have the right to make distributions to any Borrower, any Borrower shall have the right to make Distributions to Parent, and Parent shall have the right to make Distributions to its shareholders, in amounts (x) sufficient to enable each such entity to qualify as a REIT and avoid the imposition of U.S. federal or state income or excise taxes, assuming each such entity intended to qualify and otherwise qualified as a REIT and (y) otherwise sufficient to enable Parent to so qualify and avoid such taxes.

10.2.5    Restricted Investments. Make any Restricted Investment if any Event of Default exists at the time such Restricted Investment is made or immediately after giving effect thereto.

10.2.6    Disposition of Assets. Make any Asset Disposition (including, but not limited to, any sale, lease or transfer of any interest of any Obligor, legal or equitable, in the Leasing Real Property), except a transfer of Property by a Subsidiary or Obligor to an Obligor; provided that notwithstanding the foregoing, so long as no Event of Default exists at the time such Asset Disposition is made or immediately thereafter, Company may make any Asset Disposition other than a Disposition of Eligible Leasing Real Property or proceeds from the same.

10.2.7    Loans. Make any loans or other advances of money to any Person if any Event of Default exists at the time such Restricted Investment is made or immediately after giving effect thereto, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business; (b) prepaid expenses and extensions of trade credit made in the ordinary course of business; and (c) deposits with financial institutions permitted hereunder.

10.2.8    [Reserved].

10.2.9    Fundamental Changes. (a) Change its name in any of its Organic Documents unless the Borrower Agent provides written notice to the Agent no later than ten (10) Business Days after such change becoming effective; (b) change its tax, charter or other organizational identification number; (c) change its form or state of organization; merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions.

10.2.10    Subsidiaries. Form or acquire any Subsidiary after the Closing Date; provided that notwithstanding the foregoing, Company may form or acquire Subsidiaries after the Closing Date.

10.2.11    Organic Documents. Amend, modify or otherwise change any of its Organic Documents if such amendment, modification or other change could be materially adverse to the Lenders.

10.2.12    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and their Subsidiaries.

10.2.13    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15    [reserved].

10.2.16    Conduct of Business. Engage in any business that would change the Parent’s status as a real estate investment trust under Section 856 of the Code.

10.2.17    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18    Plans. (a) Become party to any Multiemployer Plan, Multiple Employer Plan, or Foreign Plan or (b) commence any Pension Plan.

10.2.19    Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.20    [Reserved].

10.2.21    Security Instrument. No transfer, conveyance, lease, sale or other disposition will relieve any Obligors from personal liability for its obligations hereunder, whether or not the transferee assumes the Security Instrument. Agent may, without notice to any Obligor, deal with any successor owner of all or any portion of the Eligible Leasing Real Property in the same manner as with such Obligor, without in any way discharging the liability of Obligors hereunder.

10.3    Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1    Liquidity. Throughout the term of the Loan, Borrowers and Guarantors must maintain Liquidity equal to or greater than $1,000,000 in aggregate at all times.

10.3.2    Debt Service Coverage Ratio. Throughout the term of the Loan, Borrowers must maintain Debt Service Coverage Ratio equal to or greater than 1.50 to 1.00, measured as of the end of each fiscal quarter for the period of consecutive four fiscal quarters then ended.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)    A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 8.2, 8.3, 8.5, 8.6, 10.1.1, 10.1.2, 10.1.16, 10.1.17, 10.1.19, 10.2 or 10.3;

(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)    If the obligation of any Guarantor under its Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or such Guaranty) or if any Guarantor in writing repudiates or revokes or purports to repudiate or revoke any such guaranty; any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid Lien and, (except to the extent of Permitted Liens) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $100,000, or (c) as the result of an action or failure to act on the part of Agent; the validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by an Obligor, or by any Governmental Authority having jurisdiction over an Obligor, seeking to establish the invalidity or unenforceability thereof, or an Obligor shall deny in writing that such Obligor has any liability or obligation purported to be created under any Loan Document;

(f)    Any Obligor or any Subsidiary of any Obligor (i) fails to make any payment in respect of any Material Indebtedness (other than the Obligations) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded;

(g)    One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Obligors involving in the aggregate a liability of $1,000,000 or more (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnifying party has been notified of such judgment or order and the applicable insurance company or indemnifying party has not denied coverage thereof), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof;

(h)    [reserved];

(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business if the effect thereof would reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time (to the extent not covered by business interruption insurance and the applicable insurance company has not denied coverage thereof); an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Obligors, taken as a whole, are not Solvent;

(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)    [Reserved];

(l)    An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)    Any event occurs or condition exists that has a Material Adverse Effect.

11.2    Remedies upon Default. . If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)    terminate, reduce or condition any Commitment or adjust the Borrowing Base; and

(c)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3    [Reserved].

11.4    Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5    Remedies Cumulative; No Waiver.

11.5.1    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6    Springing Liens. In accordance with Section 8.5, upon the occurrence of an Event of Default, Agent may, upon written notice to each Borrower, in its sole discretion, file or record Security Instruments covering the Leasing Real Property; it being understood and agreed that neither Borrowers nor Agent will file or record any Security Instrument with respect to the Leasing Real Property until the occurrence of an Event of Default.

SECTION 12.    AGENT

12.1    Appointment, Authority and Duties of Agent.

12.1.1    Appointment and Authority. Each Secured Party appoints and designates XXX as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding of any Loan have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2    Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected from the Secured Parties in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible to the Secured Parties for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from taking any discretionary act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2    Agreements Regarding Collateral and Borrower Materials.

12.2.1    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) pursuant to Section 8.4.2 or any other provision of this Agreement or any other Loan Document that requires the Agent to release its Liens on any Collateral, (c) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (d) that does not constitute a material part of the Collateral; or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

12.5    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against an Operating Account without Agent’s prior consent.

12.6    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata Share.

12.7    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8    Successor Agent and Co-Agents.

12.8.1    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor reasonably acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role or a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to XXX by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10   Remittance of Payments and Collections.

12.10.1    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2    Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11  Individual Capacities. As a Lender, XXX shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include XXX in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12  Titles. Each Lender, other than XXX, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13    [RESERVED].

12.14    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2    Participations.

13.2.1    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments and Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4    Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3    Assignments.

13.3.1    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $500,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4    Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.    MISCELLANEOUS

14.1    Consents, Amendments and Waivers.

14.1.1    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)    without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)    [Reserved];

(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c); and

(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, (iii) amend the definition of Pro Rata Share or Pro Rata or Required Lenders; (iv) except for releases of Collateral expressly required hereunder or under the other Loan Documents, including pursuant to Section 8.4.2 and Section 12.2.1 of this Agreement or in connection with a merger, disposition or similar transaction expressly permitted hereby, release all or substantially all Collateral; or (v) except for releases expressly required hereunder or under the other Loan Documents, including pursuant to Section 8.4.2 and Section 12.2.1 of this Agreement or in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations.

14.1.2    Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees shall be required for modification of such agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE, INCLUDING ANY VIOLATION WITH RESPECT TO OR IN CONNECTION WITH OFAC. In no event shall any party to a Loan Document have any obligation thereunder to indemnify, hold harmless or reimburse an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3    Notices and Communications.

14.3.1    Notice Address. Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2    Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrower Agent shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4    Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time during the existence of an Event of Default, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date such reimbursements is demanded until paid in full, at the Default Rate applicable to Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12    Confidentiality. Each of Agent, Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14    Consent to Forum; Bail-In of EEA Financial Institutions.

14.14.1    Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN CALIFORNIA OR THE UNITED STATES DISTRICT COURT OF THE LOS ANGELES DISTRICT OF CALIFORNIA, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.14.4    Judicial Reference. If the waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The costs shall be borne equally by the parties.

EACH OF THE PARTIES HEREBY AGREES THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH EACH OF THE PARTIES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE ITS LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN.

14.15    Waivers by Borrowers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVE) IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH A BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16    Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law. For legal entity borrowers, Lender or Agent will require the legal entity to provide identifying information about each beneficial owner and/or individuals who have significant responsibility to control, manage or direct the legal entity.

14.17    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.18    REIT Reorganization. Company may elect to effect a REIT Reorganization to facilitate the Parent’s future listing on the Nasdaq Global Market stock exchange or the New York Stock Exchange. Agent and the Lenders agree that once informed that the REIT Reorganization is to proceed, they will in good faith consider to continue to offer financing to the Company based on the terms and conditions set forth in the proposal attached hereto as Exhibit D (the “Restructuring Terms”) The Obligors understand and agree that the foregoing is not a commitment to lend or to continue to lend and that loan committee approval will have to be obtained by each Lender in order to proceed with any financing after the effective date of the REIT Reorganization; provided, that if (i) within 90 days following written notice (the “Restructuring Notice”) by the Company to the Agent requesting formal approval of the Restructuring Terms, the Agent and the Lenders do not obtain credit approval for such Restructuring Terms or (ii) within 90 days following the Restructuring Notice, amendments to the Loan Documents implementing the Restructuring Terms are not effective (provided that Borrower is working diligently and negotiating such amendments in good faith), in each case under clause (i) or (ii), other than as a result of the occurrence of any event following the Closing Date of any event or circumstance that has had a Material Adverse Effect that is continuing at the time of or after the Restructuring Notice, the Borrowers may terminate the Commitments on at least ten Business Days prior written notice to Agent (or such shorter time period approved by the Agent) without prepayment penalty or premium (including the Applicable Prepayment Premium). On the termination date, Borrowers shall make Full Payment of all Obligations, net of Lenders’ Prorated Fees, which the Lenders agrees to refund to the Company. For purposes of this Section 14.18, Prorated Fees means (i) in respect of any agent fees paid pursuant to the Loan Documents on a recurring annual basis which were paid by Borrowers during the “Agent Fee Accrual Period” (as defined below) in which the repayment by the Borrowers described in the foregoing paragraph is made, the prorated portion of such agent fees for the remaining portion of such Agent Fee Accrual Period and (ii) in respect of the up-front fees paid to the Agent for the ratable account of the Lenders on the Closing Date and any up-front fees paid to the Agent for the ratable account of the Lenders increasing their Commitments in connection with any increase in the amount of the aggregate Revolver Commitments pursuant to Section 2.17 of the Loan Agreement or otherwise pursuant to the Fee Letter, the prorated portion thereof for the remaining portion of the term of this Agreement. For purposes of this Section 14.18, the term “Agent Fee Accrual Period” means (i) initially, the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, and (ii) thereafter, each successive one year period thereafter. It is understood and agreed that if Lenders offer to continue financing and willing and able to proceed within the 90 day Restructuring Notice period and Borrowers do not proceed and terminate the Commitments, then there will be no reimbursement of the Prorated Fees and Borrowers will owe the Applicable Prepayment Premium.

For purposes of this Section 14.18, REIT Reorganization means the sale by the Company and or its Subsidiaries of all of its ownership interest in the Subsidiary Guarantors and any other Subsidiaries that own Leasing Real Property and/or all of the Leasing Real Property owned by the Company and its Subsidiaries (collectively, the “Portfolio”) to an independent, private company that is not an Affiliate of the Parent or the Borrowers (the “Private Company”), with the purchase price for the Portfolio (the “REIT Reorganization Purchase Price”) being paid for as follows: not more than 99.5% of the REIT Reorganization Purchase Price will be paid by the Private Company through the issuance of one or more seller notes and the remainder of the REIT Reorganization Purchase Price will be paid in cash on the date the sale closes.

14.19    RIDER. The Rider attached hereto is incorporated herein by this reference.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

NLCP Operating Partnership LP,
a Delaware limited partnership

By: NewLake Capital Partners, Inc.,
its general partner

By:/s/ David Weinstein
Name: David Weinstein
Title: Chief Executive Officer

Address:

27 Pine Street, Suite 50,
New Canaan, CT 06840
Attn: Anthony Coniglio

AGENT AND LENDERS:

XXXXXXXXXXXXXXX,
as Agent and Lender

By: XXXXXXXXXXXXXXX
Name: XXXXXXXXXXXXXXX
Title: XXXXXXXXXXXXXXX

Address:

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX,
as a Lender